Wiley Reports Fourth Quarter and Fiscal Year 2024 Results
Exceeds FY24 earnings guidance and reports confident FY25 outlook and GenAI momentum

June 13, 2024 - Hoboken, NJ – Wiley (NYSE: WLY) today reported results for the fourth quarter and fiscal year ended April 30, 2024.

HIGHLIGHTS
•FY24 Adjusted EBITDA and Adjusted EPS guidance exceeded; Adjusted Revenue in higher end of range
•GenAI content rights project completed this quarter with large tech company; another executed GenAI project with second large tech company to be realized in FY25
•Advancing Value Creation Plan with 2 of 3 non-core divestitures closed and $90 million of $130 million run-rate cost savings actioned
•FY25 growth outlook driven by Research & Learning momentum and accelerated cost savings

MANAGEMENT COMMENTARY
“We finished the year strong and head into Fiscal 2025 with full confidence in our Research trajectory, GenAI momentum, and profit and performance outlook,” said Matthew Kissner, Interim President and CEO. “We are seeing robust demand to publish and significant output acceleration in Research as well as continued outperformance in Learning. On top of this, we’re seeing significant interest in leveraging our authoritative content to train AI and machine learning models. Finally, we’ve executed on our stated commitments with discipline and speed, enabling us to exceed our earnings guidance and accelerate our cost savings program, setting us up well for continued margin expansion and strong cash generation ahead.”

FOURTH QUARTER SUMMARY
Fiscal Year 2024 was a transition year for Wiley as the Company divested non-core assets, restructured and realigned the organization, and recorded multiple non-cash impairments. Results reflect this activity.
•GAAP Results (including Held for Sale or Sold Assets): Revenue of $468 million (-11%), Operating income of $69 million (-17%), and EPS of $0.46 (-$0.76).
•Adjusted Results at Constant Currency (excluding Held for Sale or Sold Assets): Revenue of $441 million (+4%), Adjusted EBITDA of $125 million (+7%), and Adjusted EPS of $1.21 (+2%).

FULL YEAR SUMMARY
•GAAP Results: Revenue of $1,873 million (-7%), Operating income of $52 million (-6%), and EPS loss of $3.65 (-$3.96).
•Adjusted Results at Constant Currency: Revenue of $1,617 million (-1%), Adjusted EBITDA of $369 million (-3%), and Adjusted EPS of $2.78 (-19%).
•Cash from Operations of $208 million (-$69 million) and Free Cash Flow of $114 million (-$59 million) mainly due to lower cash earnings and higher restructuring payments.

For GAAP purposes, Wiley’s reporting structure consists of three segments: (1) Research, (2) Learning, and (3) Held for Sale or Sold. Adjusted numbers exclude our Held for Sale or Sold reporting segment, as well as restructuring costs and other unusual items. See the reconciliation provided in the tables that follow.

Research
•Fourth Quarter Revenue of $271 million was down 3% as reported and at constant currency, mainly due to timing and declines in ancillary print and licensing revenue in Research Publishing, and soft market conditions in advertising and recruiting in Research Solutions. Full Year Revenue of $1,043 million was down 3% as reported, or 4% at constant currency, mainly due to the full year Hindawi impact. Excluding Hindawi, Research revenue for the year was flat.
•Fourth Quarter Adjusted EBITDA of $94 million was down 11% as reported and 12% at constant currency due to lower revenue and lower incentive compensation costs in the prior year due to underperformance. Adjusted EBITDA margin for the quarter was 34.6%. Full Year Adjusted EBITDA of $331 million was down 13% at constant currency mainly driven by revenue performance and the incentive compensation swing. Excluding Hindawi, Research Adjusted EBITDA for the year was down 4%. Adjusted EBITDA margin for the year was 31.8%.

Learning
•Fourth Quarter Revenue of $170 million was up 18% as reported and at constant currency driven by a $23 million content rights project for training GenAI large language models and continued growth in Academic content and courseware. Excluding the one-time GenAI project, Q4 Learning revenue rose 2% on a constant currency basis. Full Year Revenue of $574 million was up 5% as reported and at constant currency due to outperformance in digital content and courseware in Academic and the GenAI content rights project in both Academic and Professional. Excluding the one-time project, full year Learning revenue rose 1% on a constant currency basis.
•Fourth Quarter Adjusted EBITDA of $74 million was up 54% as reported and at constant currency due to the GenAI content rights project and restructuring savings. Adjusted EBITDA margin for the quarter was 43.5% compared to 33.5% in the prior year period. Full Year Adjusted EBITDA of $200 million was up 27% at constant currency mainly due to revenue performance and restructuring savings. Full Year Adjusted EBITDA margin of 34.9% compared to 28.9% in the prior year period.

Corporate Expense Category
•Fourth Quarter Adjusted Corporate Expenses of $43 million on an Adjusted EBITDA basis was up 15% over prior year at constant currency, driven by higher professional fees. Full Year Adjusted Corporate Expenses of $163 million was up 4% primarily due to higher incentive compensation.

Businesses Held for Sale or Sold (HFS)
Our Held for Sale or Sold segment reflects the performance of those businesses for the periods owned. Wiley University Services was sold on January 1, 2024. The sale of Wiley Edge, with the exception of its India operation, was completed on May 31, 2024. The sale of Wiley Edge's India operation will be finalized later in calendar year 2024. See accompanying financial tables for Q4 and FY24 performance.

EPS
•Fourth Quarter GAAP EPS of $0.46 compared to $1.22 in the prior year period primarily due to a valuation allowance on US deferred tax assets, restructuring charges, and a net increase in the loss on the sale of University Services. Fourth Quarter Adjusted EPS of $1.21 was up 2% at constant currency due to revenue performance partially offset by tech write-offs as part of our legacy decommissioning.
•Full Year GAAP EPS loss of $3.65 compared to +$0.31 in the prior year period primarily due to non-cash impairments related to held for sale or sold assets and losses on sale, as well as higher restructuring charges. Full Year Adjusted EPS of $2.78 was down 19% impacted by lower Adjusted Operating Income, higher interest and tax expense, and higher pension expense.

Balance Sheet, Cash Flow, and Capital Allocation
•Net Debt-to-EBITDA Ratio (Trailing Twelve Months) at quarter end was 1.7 compared to 1.5 in the year-ago period.
•Net Cash Provided by Operating Activities (full year) was $208 million compared to $277 million in the prior year period due to lower cash earnings and higher restructuring payments.
•Free Cash Flow less Product Development Spending (full year) was $114 million compared to $173 million in the prior year period due to lower cash provided by operating activities and higher restructuring and interest payments partially offset by lower Capex. Capex of $93 million was below prior year by $11 million. Note, Wiley does not provide an adjusted Free Cash Flow metric; results include held for sale or sold businesses.
•Returns to Shareholders (full year): Wiley allocated $122 million toward dividends and share repurchases, up from $112 million in the prior year, with $45 million used to acquire 1.3 million shares at an average cost per share of $34.71. This compares to 832,000 shares repurchased in the prior year period. In June 2023, Wiley raised its dividend for the 30th consecutive year.

FISCAL YEAR 2025 OUTLOOK

Metric ($millions, except EPS)	Fiscal 2024 Results Ex-Divestitures	Fiscal 2025 Outlook Ex-Divestitures
Adj. Revenue*	$1,617	$1,650 to $1,690
Research	$1,043	Low to mid-single digit growth
Learning	$574	Low-single digit growth
Adj. EBITDA*	$369	$385 to $410
Adj. EPS*	$2.78	$3.25 to $3.60
Free Cash Flow	$114	Approx. $125
*Excludes held for sale or sold assets

•Adjusted Revenue – growth outlook driven by favorable trends and key indicators in Research Publishing, notably open access and institutional models; new business in Research Solutions; and strong momentum in digital courseware and assessments in Learning. Research is entering FY25 with strong leading indicators, including 15% submissions growth and mid-single digit output growth in Q4.
•Adjusted EBITDA – margin expansion outlook in line with previous targets driven by revenue growth and cost savings while reflecting reinvestments to scale and optimize Research, modernize infrastructure and expand GenAI content licensing, capabilities, and product development.
•Adjusted EPS – significant growth expectation driven by higher expected Adjusted Operating Income and accrued interest income from divestitures offsetting higher interest and tax expense.
•Free Cash Flow – growth outlook driven by lower restructuring payments and favorable working capital partially offset by higher capex and year-over-year swing in incentive compensation payments. The Company expects capex of $130 million compared to $93 million in Fiscal 2024 driven by the acceleration of its Research Publishing platform work and infrastructure modernization.

The Company remains on track with its Fiscal 2026 targets.

EARNINGS CONFERENCE CALL
Scheduled for today, June 13 at 10:00 am (ET). Access webcast at Investor Relations at investors.wiley.com, or directly at https://events.q4inc.com/attendee/333300189. U.S. callers, please dial (888) 210-3346 and enter the participant code 2521217#. International callers, please dial (646) 960-0253 and enter the participant code 2521217#.

ABOUT WILEY
Wiley (NYSE: WLY) is one of the world’s largest publishers and a trusted leader in research and learning. Our industry-leading content, services, platforms, and knowledge networks are tailored to meet the evolving needs of our customers and partners, including researchers, students, instructors, professionals, institutions, and corporations. We enable knowledge-seekers to transform today’s biggest obstacles into tomorrow’s brightest opportunities. For more than two centuries, Wiley has been delivering on its timeless mission to unlock human potential. Visit us at Wiley.com. Follow us on Facebook, Twitter, LinkedIn and Instagram.

NON-GAAP FINANCIAL MEASURES
Wiley provides non-GAAP financial measures and performance results such as “Adjusted EPS,” “Adjusted Operating Income,” “Adjusted EBITDA,” “Adjusted Income before Taxes,” “Adjusted Income Tax Provision,” “Adjusted Effective Income Tax Rate,” “Free Cash Flow less Product Development Spending,” “organic revenue,” “Adjusted Revenue,” and results on a Constant Currency basis to assess underlying business performance and trends. Management believes non-GAAP financial measures, which exclude the impact of restructuring charges and credits and certain other items, and the impact of divestitures and acquisitions provide a useful comparable basis to analyze operating results and earnings. See the reconciliations of non-GAAP financial measures and explanations of the uses of non-GAAP measures in the supplementary information. We have not provided our 2025 outlook for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including restructuring charges and credits, gains and losses on foreign currency, and other gains and losses. These items are uncertain, depend on various factors, and could be material to our consolidated results computed in accordance with U.S. GAAP.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company and are subject to change based on many important factors. Such factors include, but are not limited to: (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities; (x) the ability to realize operating savings over time and in fiscal year 2025 in connection with our multiyear Global Restructuring Program and planned dispositions; (xi) the possibility that the divestitures will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to planned dispositions; (xii) cyber risk and the failure to maintain the integrity of our operational or security systems or infrastructure, or those of third parties with which we do business; (xiii) as a result of acquisitions, we have and may record a significant amount of goodwill and other identifiable intangible assets and we may never realize the full carrying value of these assets; and (xiii) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission . The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

CATEGORY: EARNINGS RELEASES

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2)
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME (LOSS)
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2024	2023	2024	2023
Revenue, net	$468,461	$526,127	$1,872,987	$2,019,900
Costs and expenses:
Cost of sales	123,345	174,157	579,722	692,541
Operating and administrative expenses	252,062	245,821	1,013,520	1,037,399
Impairment of goodwill (3)	—	—	108,449	99,800
Restructuring and related charges	11,008	4,185	63,041	49,389
Amortization of intangible assets	13,264	19,492	55,994	84,881
Total costs and expenses	399,679	443,655	1,820,726	1,964,010

Operating income	68,782	82,472	52,261	55,890
As a % of revenue	14.7%	15.7%	2.8%	2.8%

Interest expense	(11,411)	(10,560)	(49,003)	(37,745)
Foreign exchange transaction gains (losses)	530	611	(2,959)	894
(Losses) gains on sale of businesses and certain assets and impairment charges related to assets held-for-sale (3)	(3,642)	10,177	(183,389)	10,177
Other (expense) income, net	(257)	2,908	(3,957)	3,884

Income (loss) before taxes	54,002	85,608	(187,047)	33,100

Provision for income taxes	28,737	17,264	13,272	15,867
Effective tax rate	53.2%	20.2%	-7.1%	47.9%
Net income (loss)	$25,265	$68,344	$(200,319)	$17,233
As a % of revenue	5.4%	13.0%	-10.7%	0.9%

Earnings (loss) per share
Basic	$0.46	$1.23	$(3.65)	$0.31
Diluted (4)	$0.46	$1.22	$(3.65)	$0.31

Weighted average number of common shares outstanding
Basic	54,591	55,355	54,945	55,558
Diluted (4)	55,356	56,137	54,945	56,355

Notes:
(1) The supplementary information included in this press release for the three months and year ended April 30, 2024 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) All amounts are approximate due to rounding.

(3) As previously announced, we are divesting non-core businesses, including University Services, Wiley Edge, and CrossKnowledge. These three businesses met the held-for-sale criteria starting in the first quarter of fiscal year 2024. We measured each disposal group at the lower of carrying value or fair value less costs to sell prior to its disposition. On January 1, 2024 we completed the sale of University Services. On January 8, 2024 we entered into an agreement to sell our Wiley Edge business, which closed on May 31, 2024, with the exception of its India operations. The sale of Wiley Edge's India operation will be finalized later in calendar year 2024. We expect to complete the sale of CrossKnowledge in the second quarter of fiscal year 2025.

As a result, we reorganized our segments in the first quarter of fiscal year 2024, and our new structure consists of three reportable segments which includes Research (no change), Learning, and Held for Sale or Sold, as well as a Corporate expense category (no change). As a result of this realignment, we were required to test goodwill for impairment immediately before and after the realignment. Prior to the realignment, we concluded that the fair value of the University Services reporting unit within the Held for Sale or Sold segment was below its carrying value which resulted in a pretax noncash goodwill impairment of $11.4 million in the year ended April 30, 2024. After the realignment, we concluded that the fair value of the CrossKnowledge reporting unit within the Held for Sale or Sold segment was below its carrying value which resulted in a pretax noncash goodwill impairment of $15.3 million in the year ended April 30, 2024.

As a result of signing an agreement to sell Wiley Edge and the decrease in the fair value of the business which was impacted by a decline in placements in the third quarter of fiscal year 2024, we tested the goodwill of the Wiley Edge reporting unit within the Held for Sale or Sold segment for impairment. We concluded that the carrying value of the reporting unit was above its fair value which resulted in a pretax noncash goodwill impairment of $81.7 million in the year ended April 30, 2024.

In the three months ended April 30, 2024, there was an increase in the pretax loss on the sale of University Services after the closing of approximately $5.6 million, which resulted in a total pretax loss of $107.0 million (net of tax loss of $80.5 million) in the year ended April 30, 2024. We also completed the sale of our Tuition Manager business previously in our Held for Sale or Sold segment, which resulted in a total net pretax loss of $1.5 million (net of tax loss of $1.1 million) in the year ended April 30, 2024.

Wiley Edge and CrossKnowledge continue to be reported as held-for-sale. We recorded a held-for-sale pretax impairment release of $2.0 million and charges of $74.8 million in the three months and year ended April 30, 2024, respectively, related to Wiley Edge and CrossKnowledge. The total impairment charge for Wiley Edge in the year ended April 30, 2024 was $19.4 million, which includes a release of $1.2 million in the three months ended April 30, 2024. The total impairment charge for CrossKnowledge in the year ended April 30, 2024 was $55.4 million, which includes a release of $0.8 million in the three months ended April 30, 2024.

(4) In calculating diluted net loss per common share for the year ended April 30, 2024, our diluted weighted average number of common shares outstanding excludes the effect of unvested restricted stock units and other stock awards as the effect was antidilutive. This occurs when a US GAAP net loss is reported and the effect of using dilutive shares is antidilutive.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2)
RECONCILIATION OF US GAAP MEASURES to NON-GAAP MEASURES
(unaudited)

Reconciliation of US GAAP Earnings (Loss) per Share to Non-GAAP Adjusted EPS
	Three Months Ended April 30,		Year Ended April 30,
	2024	2023	2024	2023
US GAAP Income (Loss) Per Share - Diluted	$0.46	$1.22	$(3.65)	$0.31
Adjustments:
Impairment of goodwill	—	0.09	1.90	1.77
Legal settlement (3)	—	—	—	0.05
Pension income related to the wind up of the Russia plan (4)	—	(0.02)	—	(0.02)
Restructuring and related charges	0.16	0.06	0.85	0.66
Foreign exchange losses (gains) on intercompany transactions, including the write off of certain cumulative translation adjustments (4)	0.01	(0.01)	0.02	0.01
Amortization of acquired intangible assets (5)	0.02	0.26	0.68	1.21
Losses (gains) on sale of businesses and certain assets and impairment charges related to assets held-for-sale (6)	0.04	(0.11)	2.81	(0.11)
Held for Sale or Sold segment Adjusted Net Income (6)	(0.03)	(0.26)	(0.42)	(0.36)
Income tax adjustments	0.55	(0.04)	0.54	(0.04)
EPS impact of using weighted-average dilutive shares for adjusted EPS calculation (7)	—	—	0.05	—
Non-GAAP Adjusted Earnings Per Share - Diluted	$1.21	$1.19	$2.78	$3.48

Reconciliation of US GAAP Income (Loss) Before Taxes to Non-GAAP Adjusted Income Before Taxes
(amounts in thousands)	Three Months Ended April 30,		Year Ended April 30,
	2024	2023	2024	2023
US GAAP Income (Loss) Before Taxes	$54,002	$85,608	$(187,047)	$33,100
Pretax Impact of Adjustments:
Impairment of goodwill	—	—	108,449	99,800
Legal settlement (3)	—	—	—	3,671
Pension income related to the wind up of the Russia plan (4)	—	(1,750)	—	(1,750)
Restructuring and related charges	11,008	4,185	63,041	49,389
Foreign exchange losses (gains) on intercompany transactions, including the write off of certain cumulative translation adjustments (4)	815	(449)	1,903	457
Amortization of acquired intangible assets (5)	13,324	20,566	57,874	89,177
Losses (gains) on sale of businesses and certain assets and impairment charges related to assets held-for-sale (6)	3,641	(10,177)	183,389	(10,177)
Held for Sale or Sold segment Adjusted Income Before Taxes (6)	(2,408)	(17,974)	(30,661)	(26,094)
Non-GAAP Adjusted Income Before Taxes	$80,382	$80,009	$196,948	$237,573

Reconciliation of US GAAP Income Tax Provision to Non-GAAP Adjusted Income Tax Provision, including our US GAAP Effective Tax Rate and our Non-GAAP Adjusted Effective Tax Rate

US GAAP Income Tax Provision	$28,737	$17,264	$13,272	$15,867
Income Tax Impact of Adjustments (8)
Impairment of goodwill	255	(4,857)	2,953	—
Legal settlement (3)	—	—	—	716
Pension income related to the wind up of the Russia plan (4)	—	(437)	—	(437)
Restructuring and related charges	2,425	992	15,662	12,151
Foreign exchange losses (gains) on intercompany transactions, including the write off of certain cumulative translation adjustments (4)	471	(142)	582	132
Amortization of acquired intangible assets (5)	11,459	5,372	20,127	20,183
Losses (gains) on sale of businesses and certain assets and impairment charges related to assets held-for-sale (6)	1,197	(3,860)	26,908	(3,860)
Held for Sale or Sold segment Adjusted Tax Provision (6)	(622)	(3,555)	(7,140)	(5,533)
Income Tax Adjustments:
Impact of increase in UK statutory rate on deferred tax balances (9)	—	2,370	—	2,370
Impact of valuation allowance (10)	(30,249)	—	(30,249)	—
Non-GAAP Adjusted Income Tax Provision	$13,673	$13,147	$42,115	$41,589

US GAAP Effective Tax Rate	53.2%	20.2%	-7.1%	47.9%
Non-GAAP Adjusted Effective Tax Rate	17.0%	16.4%	21.4%	17.5%

Notes:
(1) See Explanation of Usage of Non-GAAP Performance Measures included in this supplementary information for additional details on the reasons why management believes presentation of each non-GAAP performance measure provides useful information to investors. The supplementary information included in this press release for the three months and year ended April 30, 2024 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) All amounts are approximate due to rounding.

(3) In the three months ended January 31, 2023, we settled a litigation matter related to consideration for a previous acquisition for $3.7 million.

(4) In fiscal year 2023 due to the closure of our operations in Russia, the Russia entity was deemed substantially liquidated. In the three months and year ended April 30, 2024, we wrote off an additional $0.2 million and $1.0 million, respectively, of cumulative translation adjustments in earnings. In the three months and year ended April 30, 2023, we wrote off $1.1 million of cumulative translation adjustments in earnings. This amount is reflected in Foreign exchange transaction gains (losses) on our Condensed Consolidated Statements of Net Income (Loss). In addition, in the three months and year ended April 30, 2023, there was a curtailment and settlement credit due to the wind up of the Russia Pension Plan of $1.8 million which is reflected in Other (expense) income, net on our Condensed Consolidated Statements of Net Income (Loss).

(5) Reflects the amortization of intangible assets established on the opening balance sheet for an acquired business. This includes the amortization of intangible assets such as developed technology, customer relationships, tradenames, etc., which is reflected in the "Amortization of intangible assets" line in the Condensed Consolidated Statements of Net Income (Loss). It also includes the amortization of acquired product development assets, which is reflected in Cost of sales in the Condensed Consolidated Statements of Net Income (Loss).

(6) We are divesting non-core businesses, including University Services, Wiley Edge, and CrossKnowledge. On January 1, 2024 we completed the sale of University Services. Wiley Edge and CrossKnowledge continue to be reported as held-for-sale, and we measured each business at the lower of carrying value or fair value less costs to sell. The total impairment charge for Wiley Edge in the year ended April 30, 2024 was $19.4 million, which includes a release of $1.2 million in the three months ended April 30, 2024. The total impairment charge for CrossKnowledge in the year ended April 30, 2024 was $55.4 million, which includes a release of $0.8 million in the three months ended April 30, 2024.

In the three months ended April 30, 2024, there was an increase in the pretax loss on the sale of University Services after the closing of approximately $5.6 million, which resulted in a total pretax loss of $107.0 million (net of tax loss of $80.5 million) in the year ended April 30, 2024. We also completed the sale of our Tuition Manager business previously in our Held for Sale or Sold segment, which resulted in a total net pretax loss of $1.5 million (net of tax loss of $1.1 million) in the year ended April 30, 2024.

In addition, our Adjusted EPS excludes the Adjusted Net Income of our Held for Sale or Sold segment.

(7) Represents the impact of using diluted weighted-average number of common shares outstanding (55.7 million for the year ended April 30, 2024) included in the Non-GAAP Adjusted EPS calculation in order to apply the dilutive impact on adjusted net income due to the effect of unvested restricted stock units and other stock awards. This impact occurs when a US GAAP net loss is reported and the effect of using dilutive shares is antidilutive.

(8) For the three months and year ended April 30, 2024 substantially all of the tax impact was from deferred taxes. For the three months ended April 30, 2023, the tax impact was $4.3 million of current tax benefit and $0.1 million of deferred taxes. For the year ended April 30, 2023, substantially all of the tax impact was from deferred taxes.

(9) In the three months ended July 31, 2021, the UK enacted legislation that increased its statutory rate from 19% to 25% effective April 1, 2023. For the three months and year ended April 30, 2023, we recorded a $2.4 million noncash deferred tax benefit related to pensions due to the UK statutory rate change. These adjustments impacted deferred taxes.

(10) In fiscal year 2024, due to temporary differences in the US, our deferred taxes reversed from a deferred tax liability position to a deferred tax asset position. Due to losses in the US resulting from impairments, restructuring, and acceleration of depreciation expense on capitalized software, we concluded it was more-likely-than-not that all or a portion of our deferred tax asset may not be realized. As a result, we increased the valuation allowance by $30.2 million.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1)
RECONCILIATION OF US GAAP NET INCOME (LOSS) TO NON-GAAP EBITDA AND ADJUSTED EBITDA
(unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2024	2023	2024	2023
Net Income (Loss)	$25,265	$68,344	$(200,319)	$17,233
Interest expense	11,411	10,560	49,003	37,745
Provision for income taxes	28,737	17,264	13,272	15,867
Depreciation and amortization	47,613	50,111	176,989	213,253
Non-GAAP EBITDA	113,026	146,279	38,945	284,098
Impairment of goodwill	—	—	108,449	99,800
Legal settlement	—	—	—	3,671
Restructuring and related charges	11,008	4,185	63,041	49,389
Foreign exchange (gains) losses, including the write off of certain cumulative translation adjustments	(530)	(611)	2,959	(894)
Losses (gains) on sale of businesses and certain assets and impairment charges related to assets held-for-sale	3,642	(10,177)	183,389	(10,177)
Other expense (income), net	257	(2,908)	3,957	(3,884)
Held for Sale or Sold segment Adjusted EBITDA (2)	(2,409)	(19,698)	(32,148)	(42,677)
Non-GAAP Adjusted EBITDA	$124,994	$117,070	$368,592	$379,326
Adjusted EBITDA Margin	28.3%	27.6%	22.8%	23.3%

Notes:
(1) See Explanation of Usage of Non-GAAP Performance Measures included in this supplementary information for additional details on the reasons why management believes presentation of each non-GAAP performance measure provides useful information to investors. The supplementary information included in this press release for the three months and year ended April 30, 2024 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) Our Non-GAAP Adjusted EBITDA excludes the Held for Sale or Sold segment Non-GAAP Adjusted EBITDA.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2) (3)
SEGMENT RESULTS
(in thousands)
(unaudited)

			% Change
	Three Months Ended April 30,		Favorable (Unfavorable)
	2024	2023 (3)	Reported	Constant Currency
Research:
Revenue, net
Research Publishing	$233,455	$240,889	-3%	-3%
Research Solutions	37,577	39,550	-5%	-5%
Total Revenue, net	$271,032	$280,439	-3%	-3%

Non-GAAP Adjusted Operating Income	$68,282	$83,245	-18%	-18%
Depreciation and amortization	25,513	22,700	-12%	-12%
Non-GAAP Adjusted EBITDA	$93,795	$105,945	-11%	-12%
Adjusted EBITDA margin	34.6%	37.8%

Learning:
Revenue, net
Academic	$98,908	$80,807	22%	22%
Professional	71,237	63,049	13%	13%
Total Revenue, net	$170,145	$143,856	18%	18%

Non-GAAP Adjusted Operating Income	$57,682	$32,915	75%	75%
Depreciation and amortization	16,358	15,253	-7%	-7%
Non-GAAP Adjusted EBITDA	$74,040	$48,168	54%	54%
Adjusted EBITDA margin	43.5%	33.5%

Held for Sale or Sold:
Total Revenue, net	$27,284	$101,832	-73%	-74%

Non-GAAP Adjusted Operating Income	$2,409	$11,997	-80%	-84%
Depreciation and amortization	—	7,701	#	#
Non-GAAP Adjusted EBITDA	$2,409	$19,698	-88%	-90%
Adjusted EBITDA margin	8.8%	19.3%

Non-GAAP Adjusted Corporate Expenses	$(48,583)	$(41,500)	-17%	-17%
Depreciation and amortization	5,742	4,457	-29%	-29%
Non-GAAP Adjusted EBITDA	$(42,841)	$(37,043)	-16%	-15%

Consolidated Results:
Revenue, net	$468,461	$526,127	-11%	-11%
Less: Held for Sale or Sold Segment (4)	(27,284)	(101,832)	-73%	-74%
Adjusted Revenue, net	$441,177	$424,295	4%	4%

Operating Income	$68,782	$82,472	17%	17%
Adjustments:
Restructuring charges	11,008	4,185	#	#
Held for Sale or Sold Segment Adjusted Operating Income (4)	(2,409)	(11,997)	-80%	76%
Non-GAAP Adjusted Operating Income	$77,381	$74,660	4%	4%
Depreciation and amortization	47,613	50,111	5%	5%
Less: Held for Sale or Sold Segment depreciation and amortization (4)	—	(7,701)	#	#
Non-GAAP Adjusted EBITDA	$124,994	$117,070	7%	7%
Adjusted EBITDA margin	28.3%	27.6%

Notes:
(1) The supplementary information included in this press release for the three months and year ended April 30, 2024 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) All amounts are approximate due to rounding.

(3) As previously announced, in the three months ended July 31, 2023 we changed our reportable segments. Our new segment reporting structure consists of three reportable segments which includes Research (no change), Learning, and Held for Sale or Sold, as well as a Corporate expense category (no change). Prior period segment results have been recast to the new segment presentation. There were no changes to our consolidated financial results.

(4) Our Adjusted Revenue, Adjusted Operating Income and Adjusted EBITDA excludes the impact of our Held for Sale or Sold segment Revenue, Adjusted Operating Income or Loss and Adjusted EBITDA results.

(5) In the three months ended January 31, 2023, we settled a litigation matter related to consideration for a previous acquisition for $3.7 million.

(6) We discontinued use of the mthree trademark that resulted in a change in the useful life and accelerated amortization expense of $4.6 million in the three months ended July 31, 2022.

# Variance greater than 100%

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2) (3)
SEGMENT RESULTS
(in thousands)
(unaudited)

			% Change
	Year Ended April 30,		Favorable (Unfavorable)
	2024	2023 (3)	Reported	Constant Currency
Research:
Revenue, net
Research Publishing	$892,784	$926,773	-4%	-5%
Research Solutions	149,921	153,538	-2%	-3%
Total Revenue, net	$1,042,705	$1,080,311	-3%	-4%

Non-GAAP Adjusted Operating Income	$237,763	$283,984	-16%	-16%
Depreciation and amortization	93,422	93,008	0%	0%
Non-GAAP Adjusted EBITDA	$331,185	$376,992	-12%	-13%
Adjusted EBITDA margin	31.8%	34.9%

Learning:
Revenue, net
Academic	$323,541	$304,633	6%	6%
Professional	251,198	241,762	4%	3%
Total Revenue, net	$574,739	$546,395	5%	5%

Non-GAAP Adjusted Operating Income	$142,733	$100,100	43%	43%
Depreciation and amortization	57,696	57,698	0%	0%
Non-GAAP Adjusted EBITDA	$200,429	$157,798	27%	27%
Adjusted EBITDA margin	34.9%	28.9%

Held for Sale or Sold:
Total Revenue, net	$255,543	$393,194	-35%	-36%

Non-GAAP Adjusted Operating Income	$28,711	$1,186	#	#
Depreciation and amortization	3,437	41,491	92%	92%
Non-GAAP Adjusted EBITDA	$32,148	$42,677	-25%	-27%
Adjusted EBITDA margin	12.6%	10.9%

Non-GAAP Adjusted Corporate Expenses	$(185,456)	$(171,926)	-8%	-7%
Depreciation and amortization	22,434	16,462	-36%	-36%
Non-GAAP Adjusted EBITDA	$(163,022)	$(155,464)	-5%	-4%

Consolidated Results:
Revenue, net	$1,872,987	$2,019,900	-7%	-8%
Less: Held for Sale or Sold Segment (4)	(255,543)	(393,194)	-35%	-36%
Adjusted Revenue, net	$1,617,444	$1,626,706	-1%	-1%

Operating Income	$52,261	$55,890	-6%	-7%
Adjustments:
Restructuring charges	63,041	49,389	-28%	-28%
Impairment of goodwill	108,449	99,800	-9%	-9%
Legal settlement (5)	—	3,671	#	#
Accelerated amortization of an intangible asset (6)	—	4,594	#	#
Held for Sale or Sold Segment Adjusted Operating Income (4)	(28,711)	(1,186)	#	#
Non-GAAP Adjusted Operating Income	$195,040	$212,158	-8%	-8%
Depreciation and amortization	176,989	208,659	15%	16%
Less: Held for Sale or Sold depreciation and amortization (4)	(3,437)	(41,491)	92%	92%
Non-GAAP Adjusted EBITDA	$368,592	$379,326	-3%	-3%
Adjusted EBITDA margin	22.8%	23.3%

# Variance greater than 100%

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)
(unaudited)

	April 30, 2024	April 30, 2023
Assets:
Current assets
Cash and cash equivalents	$83,249	$106,714
Accounts receivable, net	224,198	310,121
Inventories, net	26,219	30,733
Prepaid expenses and other current assets	85,954	93,711
Current assets held-for-sale (2)	34,422	—
Total current assets	454,042	541,279

Technology, property and equipment, net	192,438	247,149
Intangible assets, net	615,694	854,794
Goodwill	1,091,368	1,204,050
Operating lease right-of-use assets	69,074	91,197
Other non-current assets	283,719	170,341
Non-current assets held-for-sale (2)	19,160	—
Total assets	$2,725,495	$3,108,810

Liabilities and shareholders' equity:
Current liabilities
Accounts payable	$55,659	$84,325
Accrued royalties	97,173	113,423
Short-term portion of long-term debt	7,500	5,000
Contract liabilities	483,778	504,695
Accrued employment costs	96,980	80,458
Short-term portion of operating lease liabilities	18,294	19,673
Other accrued liabilities	76,266	87,979
Current liabilities held-for-sale (2)	37,632	—
Total current liabilities	873,282	895,553
Long-term debt	767,096	743,292
Accrued pension liability	70,832	86,304
Deferred income tax liabilities	97,186	144,042
Operating lease liabilities	94,386	115,540
Other long-term liabilities	71,760	79,052
Long-term liabilities held-for-sale (2)	11,237	—
Total liabilities	1,985,779	2,063,783
Shareholders' equity	739,716	1,045,027
Total liabilities and shareholders' equity	$2,725,495	$3,108,810

Notes:
(1) The supplementary information included in this press release for April 30, 2024 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) As previously announced, we are divesting non-core businesses, including Wiley Edge and CrossKnowledge. These businesses met the held-for-sale criteria and were measured at the lower of carrying value or fair value less costs to sell. We recorded a pretax impairment of $74.8 million in the year ended April 30, 2024 which is recorded as a contra asset account within Current assets held-for-sale and Non-current assets held-for-sale.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended April 30,
	2024	2023
Operating activities:
Net (loss) income	$(200,319)	$17,233
Impairment of goodwill	108,449	99,800
Losses (gains) on sale of businesses and certain assets and impairment charges related to assets held-for-sale	183,389	(10,217)
Amortization of intangible assets	55,994	84,881
Amortization of product development assets	22,835	32,366
Depreciation and amortization of technology, property, and equipment	98,160	96,006
Other noncash charges	106,507	95,636
Net change in operating assets and liabilities	(167,377)	(138,634)
Net cash provided by operating activities	207,638	277,071

Investing activities:
Additions to technology, property, and equipment	(76,080)	(81,155)
Product development spending	(17,262)	(22,958)
Businesses acquired in purchase transactions, net of cash acquired	(3,116)	(7,292)
(Costs) proceeds related to the sale of businesses and certain assets	(1,771)	15,585
Acquisitions of publication rights and other	(8,414)	(2,578)
Net cash used in investing activities	(106,643)	(98,398)

Financing activities:
Net debt borrowings (repayments)	27,767	(38,934)
Cash dividends	(76,964)	(77,298)
Purchases of treasury shares	(45,050)	(35,000)
Other	(12,974)	(17,336)
Net cash used in financing activities	(107,221)	(168,568)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(1,493)	(3,570)

Change in cash, cash equivalents and restricted cash for period	(7,719)	6,535

Cash, cash equivalents and restricted cash - beginning	107,262	100,727
Cash, cash equivalents and restricted cash - ending (2)	$99,543	$107,262

CALCULATION OF NON-GAAP FREE CASH FLOW LESS PRODUCT DEVELOPMENT SPENDING (3)

	Year Ended April 30,
	2024	2023
Net cash provided by operating activities	$207,638	$277,071
Less: Additions to technology, property, and equipment	(76,080)	(81,155)
Less: Product development spending	(17,262)	(22,958)
Free cash flow less product development spending	$114,296	$172,958

Notes:
(1) The supplementary information included in this press release for the year ended April 30, 2024 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) Cash, cash equivalents and restricted cash as of April 30, 2024 includes held-for-sale cash, cash equivalents and restricted cash of $16.2 million.

(3) See Explanation of Usage of Non-GAAP Performance Measures included in this supplemental information.

JOHN WILEY & SONS, INC.
EXPLANATION OF USAGE OF NON-GAAP PERFORMANCE MEASURES
In this earnings release and supplemental information, management may present the following non-GAAP performance measures:
•Adjusted Earnings Per Share (Adjusted EPS);
•Free Cash Flow less Product Development Spending;
•Adjusted Revenue;
•Adjusted Operating Income and margin;
•Adjusted Income Before Taxes;
•Adjusted Income Tax Provision;
•Adjusted Effective Tax Rate;
•EBITDA, Adjusted EBITDA and margin;
•Organic revenue; and
•Results on a constant currency basis.
Management uses these non-GAAP performance measures as supplemental indicators of our operating performance and financial position as well as for internal reporting and forecasting purposes, when publicly providing our outlook, to evaluate our performance and calculate incentive compensation.
We present these non-GAAP performance measures in addition to US GAAP financial results because we believe that these non-GAAP performance measures provide useful information to certain investors and financial analysts for operational trends and comparisons over time. The use of these non-GAAP performance measures may also provide a consistent basis to evaluate operating profitability and performance trends by excluding items that we do not consider to be controllable activities for this purpose.
The performance metric used by our chief operating decision maker to evaluate performance of our reportable segments is Adjusted Operating Income. We present both Adjusted Operating Income and Adjusted EBITDA for each of our reportable segments as we believe Adjusted EBITDA provides additional useful information to certain investors and financial analysts for operational trends and comparisons over time. It removes the impact of depreciation and amortization expense, as well as presents a consistent basis to evaluate operating profitability and compare our financial performance to that of our peer companies and competitors.
For example:
•Adjusted EPS, Adjusted Revenue, Adjusted Operating Income, Adjusted Income Before Taxes, Adjusted Income Tax Provision, Adjusted Effective Tax Rate, Adjusted EBITDA, and organic revenue (excluding acquisitions) provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance.
•Free Cash Flow less Product Development Spending helps assess our ability, over the long term, to create value for our shareholders as it represents cash available to repay debt, pay common stock dividends, and fund share repurchases and acquisitions.
•Results on a constant currency basis remove distortion from the effects of foreign currency movements to provide better comparability of our business trends from period to period. We measure our performance excluding the impact of foreign currency (or at constant currency), which means that we apply the same foreign currency exchange rates for the current and equivalent prior period.
In addition, we have historically provided these or similar non-GAAP performance measures and understand that some investors and financial analysts find this information helpful in analyzing our operating margins and net income, and in comparing our financial performance to that of our peer companies and competitors. Based on interactions with investors, we also believe that our non-GAAP performance measures are regarded as useful to our investors as supplemental to our US GAAP financial results, and that there is no confusion regarding the adjustments or our operating performance to our investors due to the comprehensive nature of our disclosures.
We have not provided our 2025 outlook for the most directly comparable US GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including restructuring charges and credits, gains and losses on foreign currency, and other gains and losses. These items are uncertain, depend on various factors, and could be material to our consolidated results computed in accordance with US GAAP.
Non-GAAP performance measures do not have standardized meanings prescribed by US GAAP and therefore may not be comparable to the calculation of similar measures used by other companies and should not be viewed as alternatives to measures of financial results under US GAAP. The adjusted metrics have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, US GAAP information. It does not purport to represent any similarly titled US GAAP information and is not an indicator of our performance under US GAAP. Non-GAAP financial metrics that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-GAAP measures.